Exhibit 10.(c)



                             VALLEY RESOURCES, INC.
                      Executive Incentive Compensation Plan


     1. Purpose. The purpose of this plan is to advance the interests of Valley Resources, Inc. (the "company") by providing financial incentives to selected key employees of the company and its subsidiaries for achieving specified objectives. The plan is designed to recognize and reward success relative to plan objectives and permit participants to acquire common shares of the company ("shares"). By encouraging such share ownership, the company seeks to attract, retain and motivate employees of training, experience and ability.

     2. Plan term. This plan became effective on September 1, 1998 (the "effective date"), the date it was adopted by the Board of Directors of the company. The plan will operate on a fiscal year basis beginning September 1 and concluding August 31. Awards under the plan may be granted through September 1, 2008.

     3. Administration. The plan shall be administered by the Compensation Committee of the Board of Directors of the company (the "committee") who may not participate in the plan. Subject to the provisions of this plan, the committee shall have full power to construe and interpret the plan and to establish, amend and rescind rules and regulations for its administration. The interpretation and construction by the committee of any provisions of the plan or an award ("incentive award") granted pursuant to the plan and any determination by the committee pursuant to any provision of the plan or any such incentive award shall be final and conclusive, and binding on both the participant and the company.

     The committee shall hold meetings at such times and places as it may determine. A majority of members of the committee shall constitute a quorum and actions approved by a majority of the members of the committee at a meeting at which a quorum is present or available by telephone, or actions reduced to or approved in writing by a majority of the members of the committee, shall be valid actions of the committee.

     4. Eligible employees. Incentive awards may be granted to such key employees of the company (including members of the Board of Directors who are also employees of the company) as are selected by the committee (any such selected employee, a "participant").

     5. Shares subject to the plan. The maximum number of shares in respect for which incentive awards may be cumulatively granted under the plan, subject to adjustment as provided in paragraph 12 of the plan, during the term in which the plan is effective shall be seventy-five thousand (75,000) shares of the common stock of the company. Shares that are forfeited under the provisions specified in paragraph 10 (f) (1) may again be subjected to an incentive award under the Plan.

     6. Incentive award potential. Participants will be assigned threshold, target, and maximum incentive award potentials, each expressed as a percentage of the participant's base salary range control point at the beginning of the plan year. Incentive award potential percentages shall be established by the committee from time to time, at its sole discretion. For the 1999 plan year (fiscal 1999) the plan incentive award potentials are in accordance with Table 1 following:


                                     TABLE 1

                         1999 Incentive Award Potential


                                                     PERCENT OF CONTROL POINT
                                                     ------------------------
Level               Eligible Employees             Threshold   Target   Maximum
-----               ------------------             ---------   ------   -------

 1      President & CEO .........................     12.5%      25%     37.5%
 2      Senior Vice President ...................     10.0%      20%     30.0%
 3      Vice Presidents/Assistant VPs ...........      7.5%      15%     22.5%


     Each participant's actual incentive award will depend upon the company's achievements during the plan year and a discretionary assessment of the participant's contribution relative to specific key results as made by either the committee (for the president and CEO) or the president and CEO for other plan participants as set forth in paragraph 7 and subject to the satisfaction of the provisions in paragraph 8.

     7. Performance evaluation. The committee shall establish whether any incentive award shall be granted under the plan during the plan year based on company results and a discretionary assessment as shown in these three success categories:

                              - Ratepayer interests
                              - Shareholder interests
                              - Discretion

     Ratepayer interests shall consist of one or more company performance objectives directed at promoting the achievement of such considerations as enhancing the efficiency of the company's operations, lowering the company's cost of service, improving the company's cost standing against peer companies, or other such company operational factors as approved by the committee. The committee shall establish the plan year performance standards for threshold, target and maximum levels of achievement and the proportionate weight given to each of the operational performance criteria. For the 1999 plan year the plan shall utilize one ratepayer criterion: cost of service. Cost of service is defined as the company's 3-year average operating expense per firm Mcf as a ratio to company base revenue per Mcf. The ratepayer category shall constitute twenty percent (20%) of a participant's target incentive award potential.

     Shareholder interests shall consist of two company performance criteria directed at achieving the company's net income objective and promoting a level of total shareholder return which aligns with the company's stated objective, or other such company criteria as established annually by the committee. The committee shall establish the plan year performance standards for threshold, target and maximum levels of achievement and the proportionate weight given to each of the financial performance criteria. For the 1999 plan year the plan shall utilize two performance criteria: the company's actual net income versus budgeted net income (un-weather normalized) and annual company total shareholder return versus the average total shareholder return of a peer group representing 11 investor-owned gas utilities (Appendix I). Each shareholder performance criterion will be weighted as a percent of a participant's target Incentive Award Potential. For the 1999 plan year the net income criterion will be weighted thirty-five (35%) percent and the total shareholder return criterion twenty-five (25%) percent of the participant's target award.

     Discretion shall represent twenty (20%) percent of a participant's incentive award potential during the plan year as established annually by the committee. The committee shall exercise its discretion in determining what portion, if any, of the discretionary component shall be awarded to the president and CEO at the close of the plan year. The discretion component shall consist of 3-5 key results specified for the participant for the plan year. The president and CEO, subject to committee approval, shall establish what portion, if any, of the discretionary component shall be awarded to other plan participants at the close of the plan year. For the 1999 plan year Table 2 displays the performance categories and their weightings.


                                     TABLE 2

                        1999 Plan Performance Categories

         CATEGORY                    WEIGHT                CRITERIA

    Ratepayer                          20%          Cost of Service
    Shareholder                        35           Net Income
                                       25           Total Shareholder Return
    Discretion                         20           Key Results
                                      ---
        TOTAL                         100%

     For plan year 1999 the threshold, target and maximum incentive percentages are shown by level of participant (Appendix 2).

     8. Shareholder protection. The grant of an incentive award under the plan for the plan year shall be subject to the committee's determination that company earnings available for common stock equal or exceed dividends declared on common stock for the plan year. The committee will have discretion to make awards outside the plan should the company's plan year earnings fall below the dividend level.

     9. Incentive award grants. Each participant's actual incentive award, if any, will depend on the company's results relative to stated plan year ratepayer and shareholder performance objectives and the discretionary rating. The committee shall determine any earned awards relative to the company's actual results for the plan year against the ratepayer and shareholder threshold, target and maximum standards and discretionary component. Results occurring between performance standards for the ratepayer and shareholder criteria will be found using interpolation.

      (a) Incentive awards shall be payable in cash, or a combination of cash and restricted common shares ("grant shares"), as the committee in its sole discretion shall determine, provided however that no more than two-thirds (67%) of any earned incentive award shall be payable in cash unless modified by the committee. The proportion, if any, of a participant's incentive award payable in cash shall be paid in a lump-sum as soon as practical following the close of the plan year. Grant shares will constitute up to one-third of a participants earned award.

     10. Terms and conditions of grant shares. Grant shares issued under this plan shall be issued according to the terms and conditions which follow:

       (a) Price. Grant shares shall be issued for no consideration.

       (b) Number of shares. The number of grant shares issued to each participant, if any, shall be determined by dividing the amount of a participant's earned incentive award to be paid in grant shares by the average closing price of the company's common stock during the last five business days in September of the new fiscal year.

       (c) Forfeiture of grant shares. Grant shares issued under this plan shall be subject to vesting provisions specified in paragraph 10(f)(1).

       (d) Non-Transferability. Any grant shares which are subject to the vesting provisions in paragraph 10(f)(1) shall be non-transferable by the participant, and may not be pledged, hypothecated or otherwise encumbered. Notwithstanding the preceding sentence, grant shares may with the consent of the committee, be registered in the name of a personal, irrevocable trust established by such participant; provided, however, that all of the terms of the plan, including without limitation, the forfeiture provisions shall be binding upon the trustee of any such trust.

       (e) Withholding Taxes. Whenever payments under an incentive award are made in cash, the company will withhold therefrom an amount sufficient to satisfy all taxes required to be withheld by the company. At the time of the issuance of grant shares to a participant, and as a condition of the company's obligation to deliver a certificate for such grant shares to the participant, the participant shall pay to the company an amount equal to all taxes required to be withheld by the company for the account of the participant as a result of such issuance; or, in lieu of such payment, the company may, at its sole option, accept the written authorization of the participant to withhold such taxes from compensation thereafter becoming payable to the participant by the company. If the participant shall elect under Section 83 of the Internal Revenue Code of 1986, as amended to accelerate the recognition of income attributable to the receipt of grant shares, the participant shall furnish the company with a copy of such election concurrently with its filing with the Internal Revenue Service and shall pay to the company the amount of taxes required to be withheld for the account of the participant by reason of such election.

       (f) Vesting.
          (1) The interest of a participant in grant shares shall vest on the date three (3) years from the date such grant shares were issued to the participant, except as provided in subparagraph (2) below, provided, that the participant shall have remained employed by the company and/or one of its subsidiaries during the three-year period immediately following the date the grant shares were issued to such participant. If the participant fails to complete such three-year employment requirement and his or her interest in grant shares is not otherwise vested under subparagraph (2), below, the participant shall forfeit to the company all un-vested grant shares theretofore issued to such participant and the participant shall thereafter have no further rights with respect to such grant shares.

          (2) Notwithstanding the foregoing, a participant's interest in grant shares may become vested at a date earlier than three years from their date of issue for such good reason as may be specified by the committee, in its sole discretion, at the time of or subsequent to the award of such grant shares, and such interest shall become immediately vested upon any of the following occurrences:

               (aa) The  participant's  employment  by the company or any of its subsidiaries terminated by reason of such participant's death, disability (as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended), or a reorganization that eliminates the participant's position and results in the participant's termination of employment; or

               (bb) There is a "change in control" of the company.  A "change in control"  shall mean the occurrence of any of the following:

                    (i) the acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty (20%) percent or more of the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change of control:
                         (A) any acquisition directly from the company, (B) any acquisition by the company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the company or any company controlled by the company or (D) any acquisition by any company pursuant to a transaction that complies with clauses
                         (A), (B) and (C) of subsection (iii) below; or

                    (ii) Individuals who, as of the date hereof,  constitute the
                         Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                    (iii)the  approval by the  shareholders  of the company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty (60%) percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote  generally  in the  election of directors,  as the
                         case may be, of the company resulting from such resulting from such Business Combination (including, without limitation, a company that as a result of such transaction owns the company or all or substantially all of the company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the company or such company resulting from such Business Combination) beneficially owns, directly or indirectly twenty (20%) percent or more of, respectively, the then outstanding shares of common stock of the company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such company except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                    (iv) approval  by  the  shareholders  of  the  company  of a complete
               liquidation or dissolution of the company.

          (3) If a participant's employment by the company or one of its subsidiaries terminates during the three-year employment period described in paragraph 10(f)(1) by reason of his or her retirement, and participant retires on or after attaining age 62, the interest of the participant in any grant shares then subject to forfeiture shall become fully vested at the time of retirement. If the participant retires, as determined by the committee, prior to attaining age 62, there shall be deemed vested in his account an additional number of grant shares determined by multiplying the number of shares subject to forfeiture for each year in which grant shares were awarded during the three-year employment period by a fraction the numerator of which shall be the number of full months preceding participant's retirement that shall have elapsed since the date of the award of such shares and the denominator of which shall be
               36. The committee may, in its discretion, specify that the interest of the participant in any remaining grant shares then subject to forfeiture shall become vested at that time, at a future date, or upon the completion of such conditions as the committee may provide.

     11. Rights as a shareholder. Except as otherwise provided in paragraphs 10 and 14, a participant shall have all of the rights of a shareholder of the company with respect to grant shares registered in his or her name, including the right to vote such grant shares and receive dividends and other distributions paid or made with respect to such grant shares.

     12. Share dividends; share splits; share combinations; re-capitalizations. The Board of Directors of the company may make appropriate adjustment in the maximum number of shares subject to the plan to adjust for any share dividends, share splits, share combinations, re-capitalizations and other similar changes in the capital structure of the company. The provisions contained in the plan shall apply to any other shares of capital stock of the company or other securities which may be acquired by the participant as a result of a share dividend, share split, share combination, or exchange for other securities resulting from any recapitalization, reorganization or any other transaction affecting the grant shares.

     13. No employment commitment. Nothing herein contained shall be deemed to be or constitute an agreement or commitment by the company to continue the participant in its employ or the employ of any subsidiary of the company.

     14. Custody of grant shares. The grant shares shall be held in certificated or uncertificated form as determined by the committee, by an escrow agent designated by the committee. At the time all forfeiture provisions relating to such grant shares shall terminate, the company will, upon the making of arrangements under paragraph 10(e), deliver such certificate to the participant, together with the assignment referred to above, without restrictions except for such restrictions as may be required to ensure compliance with federal and state securities laws. Any such restrictions may at the company's discretion be noted or referred to conspicuously on such certificate prior to its delivery to the participant.

     15. Termination or amendment of plan.

         (a) Except as provided in subparagraph (b), the Board of Directors may at any time suspend, amend or terminate the plan, provided;

              (1) that no such suspension, amendment or termination shall adversely affect or impair the rights of a participant to any then issued and outstanding grant shares without the consent of such participant.

         (b) In the event of a change in control (as defined in paragraph 10(f)(2)(bb), the Board of Directors may neither terminate the plan nor reduce benefits under the plan with respect to those individuals who are participants as of the date of the change in control.

     16. Governing law. This plan shall be subject to and construed in accordance with the laws of the state of Rhode Island.

     17. Indemnification of committee. In addition to such other rights of indemnification as they may have as members of the Board of Directors of the company or as members of the committee, each member of the committee shall be indemnified by the company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which he or she may be a party by reason of any action taken or any failure to act under or in connection with the plan, or any incentive award granted thereunder, and against all amounts paid by him or her in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Board of Directors), or paid by him or her in satisfaction of a judgment in any such action, suit or proceeding in which such committee member has been determined to be liable for misconduct in his/her duties; provided that within fifteen (15) days after receipt of service or process in connection with any such action, suit or proceeding the committee member shall in writing offer the company the opportunity, at the company's expense, to defend the same on behalf of the committee member.

                                                                     Appendix I

                             Gas Utility Peer Group

                    Bay State Gas Company
                    Berkshire Gas Company
                    Connecticut Energy Corporation
                    CTG Resources, Inc.
                    Delta Natural Gas
                    EnergyNorth, Inc.
                    Mobile Gas Service Corporation
                    Providence Energy Corporation
                    Roanoke Gas Corporation
                    Southeastern Michigan Energy Enterprises
                    Yankee Gas Services

                    N = 11 companies


                                                                    Appendix II


Position                 Factor                       Weight              Percent Control Point
                                                                 Threshold    Plan      Excess

President and CEO        Net Income                     35%         4.375      8.75     13.125
                         Total Shareholder Return       25%         3.125      6.25      9.375
                         Cost of Service                20%         2.50       5.00      7.50
                         Board of Discretion            20%         2.50       5.00      7.50
                                                                   ------     -----     ------
                              TOTALS                               12.50      25.00     37.50
                                                                   ======     =====     ======

Senior Vice President    Net Income                     35%         3.50       7.00     10.50
                         Total Shareholder Return       25%         2.50       5.00      7.50
                         Cost of Service                20%         2.00       4.00      6.00
                         Board Discretion               20%         2.00       4.00      6.00
                                                                   ------     -----     ------
                              TOTALS                               10.0       20.00     30.00
                                                                   ======     =====     ======

Vice President           Net Income                     35%         2.625      5.25      7.875
                         Total Shareholder Return       25%         1.875      3.75      5.625
                         Cost of Service                20%          1.50      3.00       4.50
                         Board of Discretion            20%          1.50      3.00       4.50
                                                                    ------    -----      ------
                              TOTALS                                 7.5      15.00      22.50
                                                                    ======    =====      ======

Asst. Vice President     Net Income                     35%          2.625     5.25       7.875
                         Total Shareholder Return       25%          1.875     3.75       5.625
                         Cost of Service                20%          1.50      3.00       4.50
                         Board Discretion               20%          1.50      3.00       4.50
                                                                    ------    -----      ------
                              TOTALS                                 7.5      15.0       22.50
                                                                    =====     =====      ======